Exhibit 10.1

Letter of Intent

Red Rock Pictures Holdings, Inc.
6019 Olivas Park Drive, Suite C
Ventura, CA 93003
Attention: Reno Rolle

August 20, 2010

Dear Reno:

When countersigned by each of the parties, the following will constitute our letter of intent, outlining the general terms with respect to funding by Crisnic Fund, S.A. (“Crisnic”), a Costa Rican investment company for Red Rock Pictures Holdings, Inc. ("Red Rock").

  1.   Initial Funding:

a. Upon execution of this Letter of Intent Red Rock, Crisnic and Reno Rolle, CEO of Red Rock ("Rolle") shall enter into the form of Pledge Agreement in the form attached hereto as Exhibit A (the "Pledge Agreement"), pursuant to which Rolle shall pledge a total of 14,380,773 shares of common stock (the "Pledged Shares") of Red Rock as security for the Initial Funding (defined below). Rolle shall forward by overnight mail the certificates for the Pledged Shares to Cutler Law Group as escrow agent ("Escrow") for the pledge. The obligations in this paragraph shall be the "Pledge Condition."

b. The initial funding ("Initial Funding") shall consist of a total of Three Hundred Thousand Dollars ($300,000), payable in three tranches. Upon execution of this Letter of Intent, Crisnic shall forward by wire transfer in immediately available funds a total of One Hundred Thousand Dollars ($100,000) to Red Rock ("Initial Tranche"). Provided that Red Rock has complied with the Pledge Condition, the Filing Condition (defined below) and the Sommers Condition (defined below), on or before that date which is 30 days from the date hereof Crisnic shall forward by wire transfer in immediately available funds an additional One Hundred Thousand Dollars ($100,000) to Red Rock ("Second Tranche"). Provided that Red Rock has complied with the Reverse Split Condition (defined below), the Issuance Condition (defined below), the S-1 Condition and continues to comply with the Sommers Condition (defined below), on or before that date which is 75 days from the date hereof Crisnic shall forward by wire transfer in immediately available funds an additional One Hundred Thousand Dollars ($100,000) to Red Rock ("Final Tranche").

2.    Conditions Applicable to Initial Funding:

a.
Upon execution of this Letter of Intent and Red Rock's receipt of the Initial Tranche, Red Rock shall (i) pay in full any and all obligations owed to Integrity Stock Transfer (the "Transfer Agent). (ii) execute and deliver irrevocable instructions to the Transfer Agent to issue a total of 13,000,000 shares of common stock (the "Newly Issued Shares") with appropriate restrictive legends in the name of Crisnic (the Initial Issuance Condition"). Such Newly Issued Shares shall be delivered to Escrow within 5 business days of the date of receipt of the Initial Tranche.

b.
Upon execution of this Letter of Intent, Red Rock shall take any and all actions necessary to complete a 1 for 100 reverse split of its common stock, which without limitation shall include obtaining signatures on a consent from shareholders of Red Rock representing 50% or more of the issued and outstanding common stock of Red Rock (including the Pledged Shares and the Newly Issued Shares, which shall be executed by Escrow on behalf of Crisnic), preparing and filing a 14C Information Statement with the US Securities and Exchange Commission and preparing and executing an amendment (the "Amendment") to the Certificate of Incorporation of Red Rock with the Nevada Secretary of State (the "Filing Condition"). The Filing Condition shall be completed within eight business days of the date of execution of this Letter of Intent and the Information Statement on Form 14C shall be mailed to Stockholders of Redrock no letter than ten days thereafter.

c.	Upon satisfaction of the time periods required under Rule 14c-2(b), Red Rock shall immediately file the Amendment to complete the reverse stock split (the "Reverse Split Condition").
d.
Upon completion of the Reverse Split Condition, (i) Red Rock shall immediately cause the Transfer Agent to issue and deliver to Crisnic a total of 3,000,000 newly issued shares of common stock (the "Subsequent Shares") and (ii) Rolle shall cause Red Rock to convert all of his outstanding past due salary into a total of 5,000,000 newly issued shares of common stock (the "Rolle Shares") (collectively, the "Issuance Condition").

e.
Upon execution of this Letter of Intent, completion of the Reverse Split condition and the Issuance Condition, Red Rock shall file a registration statement on Form S-1 (the "Registration Statement") with the US Securities and Exchange Commission to register (i) the Newly Issued Shares, the Subsequent Shares and the Funding Shares (defined below) (the "S-1 Condition").

f.
Upon execution of this Letter of Intent and thereafter, Red Rock shall take any and all actions necessary or appropriate to produce and exploit the direct response television commercial (to be hosted by Suzanne Somers) and retail roll-out of the book currently entitled The Anti-aging Miracle by Dr. James William Forsythe M.D., H.M.D (the "Somers Project"). At all times while Red Rock is actively engaged in such business it shall be deemed to be in satisfaction of the "Somers Condition."

  3.       Subsequent Funding:

a.
Upon execution of this Letter of Intent, Red Rock agrees to enter into and execute (i) an Indirect Primary Offering Agreement with Crisnic for the sale of up to $1,500,000 in common stock (the "Subsequent Funding") and (ii) a Registration Rights Agreement. The number of shares in the Subsequent Funding (the "Funding Shares") and the purchase price of the shares in the Subsequent Offering shall be determined subsequent to completion of the Reverse Stock Split Condition but shall be completed in good faith negotiations between Crisnic and Red Rock based on the then current market price per share of common stock of Red Rock.

b.
Without limitation to the terms and conditions of the Registration Rights Agreement, Red Rock agrees to aggressively pursue completion of the Registration Statement, including responding to appropriate comments from the Securities and Exchange Commission and taking any and all actions necessary to cause the Registration Statement to be declared effective.

4.
Use of Funds: Red Rock agrees to expend the Initial Funding only to: (i) produce and exploit the Somers Project; (ii) pay in full any and all obligations owed to the Transfer Agent; and (iii) pay all fees, costs and expenses required to maintain Red Rock's good standing, as a publically traded company, with the relevant State and Federal agencies.

5.
Participation in Gross Book Receipts. In addition to the Newly Issued Shares, in consideration for the Initial Funding Crisnic shall participate in the "Gross Book Receipts" in the Somers Project as set forth below. "Gross Book Receipts" as used herein shall mean any and all proceeds received directly or indirectly by Red Rock from the distribution and exploitation of the Somers Project in all outlets worldwide without offset or deduction of any kind. Payments from "Gross Book Receipts" shall occur in the following order:

a.	First, payment of costs incurred to purchase media, cost of goods, talent and product royalties, shipping costs, customer service, telemarketing, credit card fees, returns and charge backs;
b.	Second, from 100% of all remaining funds ("Gross Profits"); 100% will be paid to Crisnic until Crisnic recoups the full amount of the Initial Funding ("Crisnic Funding Recoupment").
c.
Third, after Crisnic Funding Recoupment, Crisnic shall receive 50% of Gross Profits until such time that Crisnic receives an additional One Hundred Fifty Thousand Dollars ($150,000) ("Crisnic Premium Recoupment").

d.	Fourth, after Crisnic Premium Recoupment, Crisnic shall receive 25% of Gross Profits in perpetuity.

6.
Confidentiality. As a result this Letter of Intent each of Red Rock and Crisnic may become acquainted with confidential information belonging to the other, including the names and contact information of artistic talent, producers, writers, directors, production companies, banks, venture capital providers and financiers. Red Rock and Crisnic hereby acknowledge the desire and right of each other to preserve the secrecy of all confidential information. Red Rock and Crisnic agree to prevent the unauthorized disclosure of the confidential information to or use by another person, firm or company.

7.
Applicable Law. This Letter of Intent shall be governed and interpreted in accordance with the laws of the State of Texas, United States and the parties consent to the exclusive jurisdiction and venue in the state and federal courts sitting in Houston, the State of Texas, United States. In any action or suit to enforce any right or remedy under this Letter Agreement or to interpret any provision of this Letter Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

8.
More Formal Agreements. As soon as practicable after the date hereof, the parties may enter into more formal agreement or agreements containing the terms set forth above and other usual and customary terms (it being understood that such other usual and customary terms shall be subject to good faith negotiations).

9.
Counterparts. This Letter of Intent may be executed by facsimile, pdf and/or electronically in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute a single legal instrument.

If the foregoing accurately sets forth your understanding in this regard, please date, sign and return the enclosed copy of the Letter of Intent to the undersigned.

Yours very truly,

CRISNIC FUND, S.A.

By:   ________________________________

Anthony Gentile, Portfolio Manager

Acknowledged and Accepted this

____  day of August, 2010

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